Exhibit 10.10

CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2010

SECOND INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety, effective as of January 1, 2010.

2.	Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:

	a.	To provide for the automatic enrollment of certain employees of Curtiss-Wright Controls, Inc. and Metal Improvement Company;

	b.	To allow participants to elect a rollover of eligible distributions from their Plan accounts into their Roth Deferred Cash Contribution Account;

	c.	To allow participants to elect a rollover of an outstanding loan if their employment is terminated as a result of the sale of a business unit and they continue employment with the buyer;

d.

To provide for special employer contributions for the 2011 and 2012 plan years for eligible former employees of the Surface Technologies business of BASF Corporation who became Employees as of April 8, 2011;

	e.	To provide for the participation of employees of ACRA Control, Inc. in the Plan; and

	f.	To merge the Predator Systems, Inc. 401(k) Profit Sharing Plan (the “Predator Systems Plan”) into the Plan.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time.

4.

Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company if they are required for administrative purposes and do not have a material impact on costs or benefit levels or if they reflect acquisitions.

Amendments to the Plan:

1.	Article 2, Section 2.06(c)(i) is amended, effective March 2, 2011, to read as follows:

Notwithstanding any provision of the Plan to the contrary, any eligible Employee of Curtiss-Wright Controls, Inc. whose date of hire, rehire, or acquisition was on or before December 31, 2008 and who has not affirmatively elected to become a Member (or affirmatively declined to become a Member) pursuant to Section 2.02 shall become a Covered Member as of March 2, 2011.

2.	Article 2, Section 2.06(c)(ii) is amended, effective November 30, 2011, by deleting the last sentence and replacing it with the following sentence:

Any eligible Employee of Metal Improvement Company whose date of hire, rehire, or acquisition was on or before December 31, 2009 and who has not affirmatively elected to become a Member (or affirmatively declined to become a Member) pursuant to Section 2.02 shall become a Covered Member as of November 30, 2011.

3.	Article 3, Section 3.08 is amended, effective December 1, 2010, by adding a paragraph at the end of this Section to read as follows:

Effective December 1, 2010, a Member who is then an Employee may elect to roll over a distribution from one or more of his Accounts to his Roth Deferred Cash Contribution Account (an “in-plan Roth rollover”) that (1) is otherwise eligible for distribution from the Plan; (2) qualifies as an eligible rollover distribution pursuant to Section 402(c)(4) of the Code; and (3) is not a distribution from the Member’s Roth Deferred Cash Contribution Account. Any such in-plan Roth rollover shall be made in accordance with, and treated as a taxable distribution to the extent required by, Section 402A(c)(4) of the Code and any regulations and other guidance issued under that provision.

4.	Article 8, Section 8.05(a) is amended, effective January 1, 2011, by adding a new paragraph (ix) to read as follows:

(ix)

Except as otherwise required by law or as provided in this paragraph (ix), if a Member has an outstanding loan balance at the time his employment terminates, the remaining balance shall become immediately due and payable as of the date specified in the loan procedures applicable to the Plan, which shall be described in the applicable Plan administration manual or set forth in a separate document adopted by the Plan Administrator. If the Member does not repay the full loan balance at this time in a manner acceptable to the Trustee, the Member’s Accounts shall be offset by the unpaid loan balance in accordance with subsection (b). The loan shall be considered fully repaid as of the date of this reduction.

Notwithstanding the foregoing, if a Member with an outstanding loan balance terminates employment with the Employer and all Affiliated Employers as a result of the Employer’s sale to an unrelated entity of assets used in a trade or business or its interest in a subsidiary and the Member continues employment with the buyer following such sale, the Member may elect, within 60 days of such termination, to roll over the outstanding loan note to an eligible retirement plan (as defined in

Section 9.08(b)) maintained by the buyer that accepts such rollovers. This paragraph shall apply to sales occurring on or after July 29, 2011.

5.	Appendix A is amended, effective April 8, 2011, by adding the following paragraph 22 to read as follows:

	22.	BASF Surface Technologies

For the Plan Years beginning on January 1, 2011 and January 1, 2012, the Employer shall make special contributions on behalf of each former employee of the Surface Technologies business of BASF Corporation who became an Employee as of April 8, 2011 (a “BASF Employee”), subject to the following terms:

(a)

For the 2011 Plan Year, the Employer shall make matching contributions on behalf of each BASF Employee for each payroll period ending after April 8, 2011 equal to 100% of the first 5% of Compensation elected as Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions for the payroll period. The total amount of matching contributions made for any BASF Employee for any payroll period during the 2011 Plan Year shall not exceed 5% of Compensation.

For the 2012 Plan Year, the Employer shall make matching contributions on behalf of each BASF Employee for each payroll period ending during 2012 equal to 100% of the first 3% of Compensation elected as Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions for the payroll period. The total amount of matching contributions made for any BASF Employee for any payroll period during the 2012 Plan Year shall not exceed 3% of Compensation.

If for any payroll period a BASF Employee elects more than one type of contribution that is eligible to be matched, the matching contributions shall be made first with respect to his Deferred Cash Contributions. To the extent that the Deferred Cash Contributions are less than the applicable percentage of Compensation subject to matching contributions, any additional matching contributions shall be made with respect to the BASF Employee’s Roth Deferred Cash Contributions and then with respect to his After-Tax Contributions.

From and after January 1, 2013, no matching contributions shall be made to the Plan for BASF Employees.

		(b)	For the 2011 Plan Year, the Employer shall make a nonelective contribution for each of the following BASF Employees:

Harolton Alexander	Jesse Martin Kasall
Thomas Bacon	Son V. Lam
Bonny Barthelemy	Lorrie Langan
Paul Boiselle	Richard Anton LaPointe
John H. Bottomley	Cynthia Elizabeth Litton
William H. Budlong	Luke Minnifield
Hoang Van Bui	Vernon Pecker
Lawrence D. Casey	Michael Quigley
Paul J. Cunningham	David Reynolds
Joanne Deschaine	Peter F. Ruggiero
Michael J. Deyo	Jeffrey B. Schools
Thomas Dombroski	Scott M. Sheehan
Elizabeth A. Falardeau	April M. Sinnock
Robert C. Ferro	Janet B. Smith
Marc J. Froning	Richard M. Starbird
Wilner Glaudin	Monica T. Suon
Ronald J. Golden	Christopher Tanner
David A. Goodhue	Huwerl Thorton
Barbara Goodhue	Keith A. Warnock
Jonathan James Harrington	Sharon Warnock
Timothy P. Hudson	Gloria Watkins
Danny L. Johnston	Anthony Wolf
Daniel J. Kane	Vue Pao Xiong

The amount of the special nonelective contribution shall be equal to 5% of the eligible BASF Employee’s Compensation for each payroll period ending after April 8, 2011 and on or before December 31, 2011.

From and after January 1, 2012, no nonelective contributions shall be made to the Plan for any BASF Employees.

(c)	The Administrative Committee shall establish such separate accounts within the Employer Account as may be necessary to account for the special contributions made pursuant to this paragraph 22.

(d)	BASF Employees shall at all times be 100% vested in the special contribution subaccounts within his Employer Account.

(e)

Matching contributions made pursuant to this paragraph 22 shall be included in performing the contribution percentage test under Section 3.12 in accordance with applicable law. In addition, any matching contributions made with respect to Deferred Cash Contributions or Roth Deferred Cash Contributions refunded pursuant to Section 3.11 or After-Tax Contributions refunded pursuant to Section 3.12 shall be treated as a forfeiture. Any refund of excess aggregate contributions under Section 3.12 shall be coordinated with any refund required under Section 3.11 and shall not discriminate in favor of any Highly Compensated Employees receiving such distributions.

(f)

The Administrative Committee shall adopt such rules of administration uniformly applicable to all employees similarly situated as it deems necessary to administer the provisions of this paragraph 22 in accordance with applicable law.

6.	Appendix A is amended, effective January 1, 2012, by adding the following paragraph 23 to read as follows:

	23.	ACRA Control, Inc.

Each employee of ACRA Control, Inc. who became an Employee as of July 28, 2011, shall be eligible to become a Member on January 1, 2012, and shall be subject to the provisions of Section 2.06(a) as of such date. Any such Employee shall remain eligible for the Plan so long as he continues to satisfy the eligibility requirements.

7.

The Predator Systems Plan shall be and hereby is merged into the Plan, effective July 1, 2011, with the surviving plan being this Plan. Accounts transferred to the Plan from the Predator Systems Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. Any Member may thereafter change the investment of his Account, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2011.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: